Exhibit 10.11

January 18, 2007

Richard Tobey

710 N. McKichen Road

Bad Axe, MI 48413

989.430.5952 (Cell)

989.479.5231 (Work)

989.269.6980 (Home)

retobey@dow.com

Subject: Offer of Employment (“Offer of Employment”)

Dear Richard:

I am pleased to offer you a position with Coskata, Inc., a Delaware corporation (“Coskata” or the “Company”), as Vice President of Engineering, at the Coskata headquarters in Woodridge, Illinois, beginning on February 1, 2007 (“Start Date”). The anticipated duties of this position are detailed in Appendix I of this Offer of Employment. Any substantive modification to these duties must be mutually agreed upon or the Involuntary Termination clause detailed below may be enacted at your discretion. This offer will expire if not accepted on or before Friday January 19th at 5:00 p.m. CST (“Expiration Date”) (although we may extend that Expiration Date at our discretion). This offer is also subject to the completion of personal references and approval of the Board of Directors (the “Board”). The terms and conditions of our offer are as follows:

You shall be paid a base salary at the annual rate of $225,000 per annum. This base salary will be reviewed annually by the Board and adjusted for reasonable cost of living increases.

You shall also be eligible to receive a signing bonus of $40,000 payable upon both execution of this Offer of Employment and commencement of employment on your Start Date.

In addition to your base salary, you shall be eligible to receive an annual performance bonus of 25.0% of your base salary, payment of which can be in cash and/or common stock at the discretion of the Board and is conditional on the Company reaching significant agreed upon milestones.

You, your spouse and dependents shall be eligible to those benefits described in Appendix II (i.e., benefits are inclusive of, but not limited to descriptors), and those which are standard for persons in similar positions with the Company, including coverage under the Company’s medical, dental, vision and disability plans. At the beginning of each year, you will be provided 3 weeks of discretionary paid vacation per year, plus the week between Christmas and New Year’s (for a total of 4 weeks), as well as paid time off for the 8 traditional national holidays. Any unused vacation will accrue and be payable upon termination of employment. You will also be eligible to participate in any 401(k) plan that the Company may establish.

As an additional incentive to join the Company, you will be granted an unvested 4.0% equity position of stock options (the “Stock Options”) equal to 450,000 of the outstanding common stock of the Company. (Details of the planned market capitalization are shown in Appendix III.) You must be employed by the Company on a continuous basis through February 1, 2011 for this equity stake to vest completely. The vesting schedule for the Stock Options is as follows: 10.0% to vest immediately, 15.0% to vest 1 year after employee Start Date and 75.0% to vest in equal monthly installments over the following 3 years.

You shall be eligible for reimbursement of reasonable relocation expenses, payable upon submission of appropriate receipts for the relocation expenses. Reasonable relocation expenses include, but are not limited to the following: (1) packing, transportation and unpacking of your household goods, (2) temporary living expenses while relocating you and your family to the Chicago area and (3) transportation between your current residence and Chicago during the relocation process. Since these expenses are deemed taxable by the IRS, your relocation reimbursement requests will have a gross up factor to cover the tax on the imputed income.

Notwithstanding any of the above, your employment with Coskata is “at will”. This means that you are free to end your employment at any time and for any reason. It also means that the Company can end your employment at any time and for any reason that is not illegal under state or federal law. This policy can be changed only by a written contract signed by the President, Chairman or Chief Operating Officer of the Company. No oral commitments to you regarding your employment are valid, whether made now or in the future.

If you are involuntarily terminated you will receive the following base salary coverage: (1) within 12 months of your Start Date, you will receive 12 months of base salary coverage from the date of termination, (2) between 12 and 18 months of your Start Date, you will receive the difference between 12 months base salary coverage and the number of months greater than 12 months (example: involuntary termination after a change of control at month 15 would result in base salary coverage of 9 months), and (3) 18 months after your Start Date, you will receive 6 months of base salary coverage. In addition to the base salary coverage highlighted above, if you are involuntary terminated, you will be provided COBRA benefits for 30 days at Coskata’a expense, and up to an additional 150 days at your own expense. You will also have rights to the options vested through the date of your termination. If your employment with the Company terminates for just cause (“Just Cause”), as defined below, then you will receive your base salary and have rights to the options vested only through the date of your termination for Just Cause. As used in this Offer Letter, Just Cause means any of the following, as determined by the Board, in its reasonable judgment: (1) your failure or refusal to perform reasonable duties and responsibilities as are requested by senior management of the Company or the Board; (2) your failure to observe material Company policies generally applicable to employees of the Company; (3) your negligence or willful misconduct in the performance of your duties; or (4) the commission by you of any act of fraud or embezzlement against the Company or the commission of any felony or act involving moral turpitude.

As an employee of the Company you will be expected to abide by company rules and regulations. As a condition of employment with the Company, you will be required to (i) acknowledge your receipt and understanding, and sign the Company’s Confidential Information and Inventions Assignment Agreement which, among other things, prohibits unauthorized use or disclosure of Coskata’s proprietary information; (ii) sign and return a satisfactory I-9 Immigration form or provide sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If this Offer of Employment is acceptable to you, please sign one copy of this letter and return it to me by Friday January 19th at 5:00 p.m. CST (although we may extend the Expiration Date at our discretion).

Sincerely,

/s/ Todd Kimmel

Todd Kimmel

Coskata, Inc. President and Chief Operating Officer

Direct: 650.352.6652

Fax: 650.321.0934

eFax: 650.644.0329

Cell: 650.793.6768

tkimmel@coskataenergy.com

www.coskataenergy.com

Acceptance of Offer of Employment

I accept your Offer of Employment dated January 18, 2007 I understand that my employment with Coskata, Inc., a Delaware corporation is at will, which means that either the Company or I can end the employment at any time and for any reason that is not illegal under state or federal law.

Signature: /s/ Richard E. Tobey

Printed Name: Richard E. Tobey

Date: January 18, 2007